Schedule A dated September 24, 2020 to the

Fourth Amended and Restated Multiple Class Plan of

THE CHARLES SCHWAB FAMILY OF FUNDS

Name of Fund and Class	Annual Shareholder Service Fee (as a percentage of average daily net assets of the Fund)	Annual Sweep Administration Service Fee (as percentage of average daily net assets of the Fund)

Schwab Municipal Money Fund – Ultra Shares	0.00%	0.00%

Schwab Municipal Money Fund – Investor Shares	0.15%	0.00%

Schwab Value Advantage Money Fund – Investor Shares	0.15%	0.00%

Schwab Value Advantage Money Fund – Ultra Shares	0.00%	0.00%

Schwab Government Money Fund – Sweep Shares	0.15%	0.10%

Schwab Government Money Fund – Investor Shares	0.15%	0.00%

Schwab Government Money Fund – Ultra Shares	0.00%	0.00%

Schwab California Municipal Money Fund – Ultra Shares	0.00%	0.00%

Schwab California Municipal Money Fund – Investor Shares	0.15%	0.00%

Schwab New York Municipal Money Fund – Ultra Shares	0.00%	0.00%

Schwab New York Municipal Money Fund – Investor Shares	0.15%	0.00%

Schwab AMT Tax-Free Money Fund – Ultra Shares	0.00%	0.00%

Schwab AMT Tax-Free Money Fund – Investor Shares	0.15%	0.00%

Schwab U.S. Treasury Money Fund – Investor Shares	0.15%	0.00%

Schwab U.S Treasury Money Fund – Ultra Shares	0.00%	0.00%

Schwab Treasury Obligations Money Fund – Investor Shares	0.15%	0.00%

Schwab Treasury Obligations Money Fund – Ultra Shares	0.00%	0.00%

THE CHARLES SCHWAB FAMILY OF FUNDS

By:	/s/ Mark D. Fischer
Mark D. Fischer
Treasurer and Chief Financial Officer

Dated as of September 24, 2020

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